Exhibit 10.18
LOGMEIN, INC.
500 Unicorn Park Drive
Woburn, MA 01801
April 1, 2008
Kevin Harrison
c/o LogMeIn, Inc.
500 Unicorn Park Drive
Woburn, MA 01801
Dear Kevin:
     I am pleased to reaffirm your position with LogMeIn, Inc., as Senior Vice President, Sales. This letter amends and restates your previous offer letter, dated January 20, 2005. Upon signing this letter, the previous offer letter will be cancelled and be of no future force and effect. If you decide to continue with us, you will receive an annual salary of $175,000. Your salary will be paid in accordance with LogMeIn’s standard payroll practice, which is currently semi-monthly (i.e. $7,291.67 per pay period). Your salary will be updated from time to time as determined by the Compensation Committee. As an employee, you will also be eligible to receive employee benefits including twenty (20) vacation days per year which accrue monthly. You will also be eligible to participate in the Company’s benefit plans and fringe benefits, including the Company’s health plan. The Board of Directors reserves the right from time to time to change the Company’s employee benefit plans and fringe benefits.
     Each calendar year, you will be eligible for a discretionary bonus. The Company’s bonus plan is subject to review and approval by the Company’s Board of Directors and Compensation Committee and is based upon specific Company and individual performance goals established annually by Management and the Board of Directors.
     Additionally, from time to time it may be recommended at one of the meetings of the Company’s Board of Directors or Compensation Committee that the Company grant you an option to purchase shares of the Company’s Common Stock at a price per share to be determined by the Company’s Board of Directors or Compensation Committee. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. This option grant shall be subject to the terms and conditions of the Company’s stock option plan and stock option agreement.
     As of the date of this offer letter, the Company hereby confirms that the 2005 Q1, Q2, Q3 and Q4 performance objectives described in your original offer letter and your August 1, 2005 option agreement have been fully achieved. The shares earned as a result of the performance vesting being achieved will vest over time in accordance with the original vesting schedule described in your August 1, 2005 option agreement, 25% on each of January 3, 2006, 2007, 2008 and 2009. As described in your original offer letter, regarding your initial option grant of 650,000 shares, if your employment with the

Company is terminated by the Company for Reasons Other Than Cause, the vested amount related to any Performance Objective in the option shall automatically vest and the purchase option for that vested amount may be exercised at any time during the period of 180 days next following the termination of your employment with the Company. For the purposes of this document, the phrase “Reasons Other Than Cause” shall mean any reason except willful misconduct in the course of your employment, your willful, knowing or substantial failure or neglect to perform your duties, insubordination, theft, dishonesty, conviction of a serious misdemeanor involving financial misconduct or a felony, your death or any other conduct that is materially detrimental to the Company or such other cause as the Board of Directors of the Company in good faith reasonably determines provides cause for the termination of your employment.
     Upon a Change of Control (as such terms is defined in the Company’s 2004 Stock Incentive Plan), fifty percent (50%) of the 650,000 option shall become exercisable as to any and all shares subject to such option that are not exercisable in full at the time of such Change of Control.
     You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company as may be in effect from time to time, in addition to any changes therein which may be adopted from time to time by the Company. Except for vacations and absences due to temporary illness, you will be expected to devote your full time and effort to the business and affairs of the Company.
     As a condition of your continued employment with the Company, you agree to continue to abide by the Company’s standard Confidentiality and Assignment of Inventions and Non-Competition Agreement, which you signed on January 3, 2005.
     The employment relationship between the Company and you is at-will, and your employment relationship may be terminated by the Company or you for any reason or for no reason. You represent and warrant that the execution and delivery of this letter agreement, the performance by you of any or all of the terms of this letter agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract to which you were, are or may become a party on or at any time after the date you commenced your employment with the Company, or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services.

Sincerely, LogMeIn, Inc.
By:	/s/ Michael Simon
	Name:	Michael Simon
	Title:	CEO

I hereby acknowledge that I have had a full and adequate opportunity to read, understand, and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.
     /s/ Kevin Harrison
Kevin Harrison
Date: April 23, 2008